Exhibit 32.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation of our report dated April 21, 2006, accompanying the financial statements included in this annual report on Form 11-K, in the registration statement of Form S-8 (file number 033-91438) pertaining to the Crescent Real Estate Equities, Ltd. 401(k) Plan and the related prospectus.
/s/ Whitley Penn LLP
Fort Worth, Texas
June 2, 2006